Smith Barney Futures Management LLC
                         388 Greenwich Street, 7th Floor
                          New York, New York 10013-2396







June 1, 1999



Campbell & Co. Inc.
210 West Pennsylvania Avenue
Baltimore, MD 212104

Attn: Ms. Terry Livesey

         Re:      Management Agreement Renewal
                  Smith Barney Potomac Futures  Fund L.P.


Dear Ms. Livesey:

We are writing with respect to your management agreement concerning the commodity pool to which reference is made above (the "Management Agreement"). We would like to extend the term of the Management Agreement through June 30, 2000 and all other provisions of the Management Agreement will remain unchanged.

Please indicate your agreement to and acceptance of this modification by signing one copy of this letter and returning it to the attention of Mr. Daniel Dantuono at the address above or fax to 212-723-8985. If you have any questions I can be reached at 212-723-5416.



Very truly yours,

SMITH BARNEY FUTURES MANAGEMENT LLC


By: /s/  Daniel A. Dantuono
         Daniel A. Dantuono
         Chief Financial Officer,
         Director & Treasurer

AGREED AND ACCEPTED
CAMPBELL & CO. INC.


By:    /s/   Theresa D.  Livesey

Print Name:  Theresa D. Livesey
             Chief Financial Officer
             Campbel & Company, Inc.